Exhibit 16

AMENDMENT TO COLLATERAL PURCHASE AGREEMENT

This AMENDMENT TO COLLATERAL PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 15, 2013 by and between Sopak AG, a Swiss corporation (the “Seller”), and Magellan Petroleum Corporation, a Delaware corporation (the “Buyer”).

WHEREAS, Buyer and Seller wish to amend the Agreement to add the language provided below.

NOW THEREFORE, the Buyer and Seller agree that Section 4.1 of the Agreement is amended to read in full as follows:

From and after the date hereof, the Seller shall save, defend, indemnify and hold harmless the Buyer and its affiliates, officers, directors, representatives, successors and assigns (the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities or claims (including, without limitation, reasonable fees and expenses of counsel) (hereinafter collectively, “Losses”), incurred, sustained or suffered by the Buyer Indemnified Parties to the extent arising out of, resulting from or related to any actual or alleged (i) inaccuracy in any representation or warranty made by the Seller contained in this Agreement; (ii) failure by the Seller to perform or breach by the Seller of any agreement contained in this Agreement or the Original Transaction Documents; (iii) breach by the Seller of any law applicable to (A) the sale of the Collateral as provided herein or (B) the rights and obligations of the Seller under the Original Transaction Documents; (iv) the Buyer’s failure to withhold applicable United States taxes, if any (including but not limited to any penalties, interests or other amounts), from the payments made hereunder or the consummation of the transactions herein contemplated; or (v) the failure to file applicable United States tax forms, if any, relating to the matters described in clause (iv) above.

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOPAK AG

By:	/s/ Ann Ormsby
Name: Ann V. Ormsby
Title: Authorised Signatory

MAGELLAN PETROLEUM CORPORATION

By:	/s/ Mark Brannum
Name: Mark Brannum
Title: Vice President, General Counsel & Secretary